UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 8, 2018

Casa Systems, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-38324	75-3108867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Old River Road Andover, Massachusetts	01810
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 688-6706

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)

On March 8, 2018, the Board of Directors (the “Board”) of Casa Systems, Inc. (the “Company,” “we” or “us”), increased the size of the Board from six to seven directors and, upon the recommendation of its independent members, appointed Daniel S. Mead as a member of the Board to fill the newly created directorship, effective immediately. Mr. Mead has been designated as a Class I director in accordance with the Company’s Amended and Restated Bylaws to serve until the Company’s 2018 Annual Meeting of Stockholders and thereafter until his successor has been duly elected and qualified, or until his earlier death, resignation or removal. In connection with his appointment to the Board, Mr. Mead was named to serve on the Board’s Audit Committee and Compensation Committee, effective immediately. The Board also determined that Mr. Mead is “independent” as contemplated by The Nasdaq Listing Rules.

The Board reconstituted its committee composition on March 8, 2018, such that the members of the Audit Committee of the Board are Joseph S. Tibbetts, Jr., Bruce R. Evans and Daniel S. Mead, and the members of the Compensation Committee of the Board are Bruce R. Evans, Bill Styslinger and Daniel S. Mead.

Mr. Mead has served on the board of directors of Syniverse Holdings, Inc., a publicly traded business services company in the mobile communications industry, since December 2016. For over thirty-five years, Mr. Mead served in various leadership roles at Verizon Communications and its predecessor companies, including serving from October 2010 to July 2015 as the chief executive officer and president of Verizon Wireless and from October 2009 to October 2010 as the chief operating officer and executive vice president of Verizon Wireless. Mr. Mead was also one of the founding senior executives of Verizon Wireless in July 2000. Mr. Mead served as the chairman of the Cellular Telecommunications & Internet Association, or CTIA, from July 2013 until December 2014 and served as a member of the boards of directors of the CTIA from September 2010 until March 2015 and of Vodafone Omnitel from September 2009 until October 2010. Mr. Mead also served on the Board of Trustees at Pennsylvania State University from July 2014 to July 2017, including as chairman of its Finance and Capital Planning Committee. Mr. Mead has a B.S. in quantitative business analysis and finance from Pennsylvania State University and an M.B.A. from Pennsylvania State University. We believe that Mr. Mead is qualified to serve on the Board as a result of his significant leadership experience in the telecommunications industry.

Mr. Mead will be entitled to receive compensation for his service as a non-employee director in accordance with the Company’s non-employee director compensation program. Under this program, Mr. Mead will be entitled to receive (i) annual compensation of $150,000, to be paid, at the discretion of the Board, in the form of cash or cash-settled or stock-settled restricted stock units (“RSUs”), for the number of shares of our common stock equal to $150,000 divided by the closing price of our common stock on The Nasdaq Global Select Market on the date of grant, with such RSUs scheduled to vest on the one-year anniversary of the date of grant, with full acceleration of vesting upon a change in control of the Company, and (ii) annual cash compensation of $50,000, $10,000, and $5,000 as a member of the Board, the Audit Committee of the Board, and the Compensation Committee of the Board, respectively. In addition, Mr. Mead received an initial equity grant of RSUs for the number of shares of our common stock equal to $300,000 divided by the closing price of our common stock on The Nasdaq Global Select Market on the date of Mr. Mead’s appointment to the Board, which are scheduled to vest on a quarterly basis, over a period of three years after the date of grant, with full acceleration of vesting upon a change in control of the Company, and may be settled in the form of stock or cash at the election of the Board. Mr. Mead will also be entitled to receive reimbursement for reasonable travel and other expenses incurred in connection with attending meetings of the Board and committees thereof.

There are no arrangements or understandings between Mr. Mead and any other person pursuant to which he was elected as a director. There are no transactions in which Mr. Mead has an interest requiring disclosure under Item 404(a) of Regulation S-K. Mr. Mead entered into an indemnification agreement with the Company, in the form filed as Exhibit 10.1 to the Company’s Registration Statement on Form S-1 (File No. 333-221658), filed with the Securities and Exchange Commission on November 17, 2017.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CASA SYSTEMS, INC.

Date: March 14, 2018	By:	/s/ Gary Hall
Gary Hall
Chief Financial Officer